SECOND AMENDMENT OF LEASE
(Progenitor Cell Therapy — Building F, 291 North Bernardo Ave.)

This Agreement is made effective as of July 1, 2011 (the “Effective Date”), by and between the Vanni Business Park, LLC, a Delaware limited liability company (“Lessor”), and Progenitor Cell Therapy, LLC, a Delaware limited liability company (“Lessee”).

RECITALS:

A.    By lease dated for reference purposes September 1, 2005, Lessee leased from Lessor certain premises (the “Premises”) consisting of the entire building commonly known as Building F located at 291 North Bernardo Avenue in the City of Mountain View, County of Santa Clara, State of California (the “Building”) and containing approximately 25,024 rentable square feet of floor space. Said lease was amended by that certain First Amendment of Lease dated July 1, 2006 (said lease, as so amended, herein called the “Lease”). Unless extended by Lessee pursuant to Section 21 of the Lease, the term of the Lease is scheduled to expire on June 30, 2012.

B.     Lessor and Lessee now desire to extend the Lease term to June 30, 2017, and to make certain other changes to the Lease as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree as follows:

AGREEMENT:

1.	Term. Section 3.01 of the Lease is hereby amended such that the term of the Lease is extended to June 30, 2017.

2.	Rent.

(a)
Section 4.01 of the Lease is hereby amended such that the monthly rent for the Premises from and after July 1, 2012 shall be equal to Forty One Thousand Two Hundred Eighty Nine Dollars and Sixty Cents ($41,289.60).

(b)
The monthly Base Rent payable hereunder shall be adjusted as of July 1, 2013 and each annual anniversary of such date (each such date herein called a “Rental Adjustment Date”) during the term of this Lease to reflect any changes in the cost of living. The adjustment or adjustments, if any, shall be calculated upon the basis of the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for All Urban Consumers, for San Francisco-Oakland-San Jose (1982-84=100). hereafter referred to as the “Index.” The Index for said subgroup most recently published as of the July 1, 2012 shall be considered the “base.” On the first Rental Adjustment Date, the monthly rent shall be adjusted by the percentage increase, if any, in the most recent and available Index as of the first Rental Adjustment Date over the base. On each subsequent Rental Adjustment Date, if any, the monthly rent (as previously adjusted) shall be further adjusted by the percentage increase, if any, in the most recent and available Index as of the then applicable Rental Adjustment Date over the Index as of the preceding Rental Adjustment Date. Notwithstanding the preceding two sentences, the monthly Base Rent shall not be increased on any Rental Adjustment Date by an amount which is less than three percent (3%) or which is more than seven percent (7%) of the rent payable for the calendar month immediately preceding such Rental Adjustment Date. When the Base Rent is determined upon the Rental Adjustment Date, Lessor shall give Lessee written notice to that effect indicating how the new monthly rent figure was computed in accordance with this paragraph. If the Index does not exist on any Rental Adjustment Date in the same format as referred to in this paragraph, Lessor shall substitute in lieu thereof an index reasonably comparable to the Index referred to above which is then published by the Bureau of Labor Statistics, or by a successor or similar governmental agency, or, if no governmental agency then publishes an index, Lessor shall substitute therefor any commonly accepted index designed to reflect changes in the cost of living which is published by a reputable private organization.

3.	Extended Term Rent.

(a)	The fourth sentence of the second paragraph of Section 21.2 of the Lease is hereby amended in its entirety to read as follows:

“Such brokers so appointed shall each determine the fair market monthly base rent for the Premises s of the commencement of the Extended Term, taking into account the value of the Premises and prevailing comparable rentals in the area including the value of any improvements in the Premises as of July 1, 2011 (“Existing Improvements”) and any “Lessee Improvements” (as that term is defined in the Second Amendment to Lease (the “Second Amendment”) executed by Lessor and Lessee amending this Lease) installed and/or constructed in accordance with the Second Amendment, but disregarding any demolition or other changes to Existing Improvements subsequent to July 1, 2011, and disregarding any demolition or other changes to Lessee Improvements once such Lessee Improvements are first completed, and further disregarding any additional improvements installed in the Premises by Lessee at Lessee’s sole cost after July 1, 2011 that are not Lessee Improvements.

(b)	The penultimate sentence of Section 21.2 of the Lease as amended by this Agreement is hereby amended in its entirety to read as follows:

“Notwithstanding anything to the contrary contained in this Section 21.2, in no event shall the beginning monthly base rent for the Extended Term be less than the monthly base rent payable hereunder for the last full month of the term of this Lease immediately preceding commencement of the Extended Term multiplied by 1.03.”

4.
Construction of Lessee Improvements. Lessee shall be entitled to make such improvements, additions and alterations to the Premises (subject to the provisions of Section 8.03 of the Lease regarding alterations) as Lessee may desire after the Effective Date (such improvements, additions and alterations herein called the “Lessee Improvements”). Construction and payment for the Lessee Improvements shall be subject to the following provisions:

(a)
The Lessee Improvements shall be constructed by Lessee within the Premises at Lessee’s sole cost and without cost or expense to Lessor, subject to the Improvement Allowance referred to in Paragraph 3(e) below. Lessor shall not be obligated to perform any work or provide any improvements whatsoever to the Premises in connection with the Lessee Improvements.

(b)
The Lessee Improvements shall consist of such work as is reflected in one or more sets of plans and specifications therefor caused to be prepared by Lessee. Lessee may construct and install Lessee Improvements in stages as Lessee in its sole discretion determines, provided that (i) each such stage is constructed pursuant to a separate Lessor Approved Plan in accordance with this Agreement, (ii) no work for any separate stage commences before occurrence of the Completion of Construction (as defined below) respecting construction work for all stages for which an Approved Plan has previously been agreed by Lessor and Lessee, and (iii) no demolition of then existing improvements occurs except that which is specified in such Lessor Approved Plan, Lessee shall not request approval of any demolition of then existing improvements in any particular proposed plans and specifications submitted to Lessor beyond demolition reasonably necessary to construct and install Lessee Improvements specified in such plans and specifications (i.e., Lessee will not specify demolition for later stages of construction of Lessee Improvements until seeking approval of plans and specifications for such later stages of Lessee Improvements). Each such set of plans and specifications for Lessee Improvements shall be submitted to Lessor for its approval thereof, and approved (if at all) by Lessor within fifteen (15) business days following Lessor’s receipt of such plans and specifications and Lessee’s request for approval thereof. If Lessor does not expressly approve any proposed plans and specifications within said fifteen (15) business days period of time, then such proposed plans and specifications shall be deemed disapproved. The Lessee Improvements shall be deemed alterations to the Premises and subject to the provisions of Section 8.03 of the Lease as amended by this Agreement; provided that, any conflict between the provisions of said Section 8.03 and this Paragraph 4 shall be governed by the provisions of this Paragraph 4. Lessee advises Lessor that the Lessee Improvements will be comprised of 1, 2 or 3 clean rooms, laboratory space and office space that are generally consistent in size and type with the 5 clean rooms, laboratory space and offices installed by Lessee in the Premises prior to the Effective Date. Notwithstanding language in Section 8.03 of the Lease that gives Lessor the right to disapprove installation of interior walls, improvements affecting Building systems, and roof penetrations, Lessor will not have the right to disapprove such clean room, laboratory space or office space Lessee Improvements based solely on the fact that they entail interior walls, affect Building systems, or require roof penetrations so long as such interior clean room, laboratory space or office space walls, their effect on Building systems, and the scope and type of roof penetrations entailed are generally consistent with those made for the existing clean rooms, laboratory space or office space in the Building installed by Lessee prior to the Effective Date. Further notwithstanding anything to the contrary in Section 8.03 of the Lease, Lessor’s right to require a lien and completion bond shall be limited so that as a condition to giving Lessor’s consent to requested Lessee Improvements, Lessor may require Lessee to provide Lessor, at Lessee’s sole cost and expense, with a lien and completion bond in an amount equal to one and one-half (1-1/2) times the amount by which the aggregate estimated cost of all Lessee Improvements constructed after the Effective Date exceeds the Improvement Allowance (as defined below), to insure Lessor against any liability for mechanic’s and materialmen’s liens and to insure completion of the work in excess of the Improvement Allowance. Once final detailed plans and specifications for any phase or portion of the Lessee Improvements have been approved by Lessor (if at all), Lessee shall not make any changes to such plans and specifications (including without limitation any changes that may be required by applicable law) without first obtaining the prior written consent of Lessor; provided that, Lessee shall be entitled to make changes thereto without first obtaining Lessor’s further approval but only with respect to nonstructural changes that do not affect any of the Building systems the aggregate cost of which for all the Lessee Improvements does not exceed Fifteen Thousand Dollars ($15,000) for clean room and/or laboratory space improvements, and One Thousand Dollars ($1,000) for office space improvements, and provided that either prior to or within one (1) business day after making any such changes Lessee delivers to Lessor and Lessor receives notice and a detailed description of such changes. Such final detailed plans and specifications approved by Lessor in writing, and any changes thereto approved by Lessor in writing as well as the non-material changes made within the scope of the preceding sentence, are herein called the “Approved Plans.” Lessee at its expense shall obtain all approvals and permits required by applicable governmental authority to perform the Lessee Improvements work, and Lessor shall have no responsibility or liability for obtaining the same. Lessor shall be entitled to charge Lessee up to One Thousand Dollars ($1,000) for each set of schematic plans and specifications and each set of detailed plans and specifications that Lessee submits to Lessor for Lessor’s review and approval. Lessor shall not be obligated to supervise or monitor construction of the Lessee Improvements and shall not charge any supervisory fee in connection with construction of the Lessee Improvements; provided that, Lessor shall be entitled to charge a supervisory fee up to fifteen percent (15%) of the costs relating to (i) any Lessee Improvements that Lessee in writing requests Lessor to monitor construction of and that Lessor agrees in writing to monitor construction of, (ii) any Lessee Improvements the construction of which Lessor is required to monitor by applicable law, ordinance, code or other promulgation of lawful governmental authority, (iii) any Lessee Improvements that affect the structure, exterior, or life safety systems (e.g. fire sprinklers and water supply systems) of the Building that Lessor in its sole and reasonable discretion determines should be monitored by Lessor and that Lessor actually monitors or causes to be monitored for the benefit of Lessor. In the event Lessor monitors or supervises construction of any Lessee Improvements pursuant to the preceding sentence, such monitoring or supervision shall not imply or create on the part of Lessor any liability or responsibility for conformance of the Approved Plans with applicable requirements of law or with the Approved Plans, and such monitoring or supervision shall be solely for the benefit of Lessor.

(c)
All Lessee Improvements work shall be performed by a licensed California general contractor with experience in performing tenant improvements of the type set forth in the Approved Plans in first class office buildings similar to the Building and who does not have any mechanics’ liens filed of public record in connection with work it has performed in the immediately preceding one year. Lessee shall not hire any general contractor to perform such work unless Lessor has first approved such contractor in writing, which approval shall not be unreasonably withheld, conditioned or delayed for more than ten (10) days. Lessee shall take all reasonable measures to ensure that no other tenants in the Vanni Business Park are in any way disrupted or inconvenienced by the Lessee Improvement work; provided that, if Lessee anticipates minor disruptions and/or inconveniences to other tenants in the Vanni Business Park as a consequence of specific actions relating to construction of the Lessee Improvements, then provided that Lessee advises Lessor in writing that such actions may cause minor disruptions and/or inconveniences to other tenants in the Vanni Business Park and obtains Lessor’s written consent to such actions in advance of taking any such actions, then Lessee may cause such actions to be performed even though such actions may cause minor disruptions and/or inconveniences to other tenants in the Vanni Business Park. Nothing in the preceding sentence in any way modifies Lessee’s indemnification obligations to Lessor under the Lease. Subject to the foregoing, Lessee shall ensure that no unreasonable levels of noise and no odors emanate from the Premises in connection with such work. Without first obtaining Lessor’s written approval, Lessee shall prevent its contractors, employees and suppliers from blocking parking and traffic circulation in the roadways and parking areas serving the Vanni Business Park. Lessee shall not commence construction of the Lessee Improvements unless and until all of the following have occurred: (1) the Approved Plans exist, and (2) all required governmental approvals and permits to construct the Lessee Improvements have been obtained by Lessee (Lessor shall have no obligation to obtain any of same) and Lessee has delivered to Lessor (and Lessor has received) a copy thereof. Once Lessee has commenced construction of the Lessee Improvements, Lessee thereafter shall diligently and continuously prosecute such construction to completion. The Lessee Improvements shall be constructed by Lessee (i) using only new materials of first class quality, (ii) in a first class workmanlike manner, (iii) in strict accordance with the Approved Plans, and (iv) in compliance with all applicable laws, codes, ordinances and regulations of lawful governmental authority, including without limitation any requirements of the Americans with Disabilities Act. Lessee shall comply with all conditions of said permits in a prompt and expeditious manner. All installation of air conditioning equipment and duct work requiring penetration of the roof of the Building shall be properly flashed and caulked, and, unless Lessor waives such requirement in writing, shall be coordinated with and performed by the roofing contractor who installed the Building roof in order to prevent any warranty respecting the roof obtained by Lessor from being rendered void. Any electrical or refrigeration conduits or other piping or materials installed in the Building shall be installed beneath the surface of the roof (and not on the surface of the roof), and Lessee shall thereafter repair and re-roof the affected portions of the roof surface (again using such roofing contractor who installed the roof so as not to void any roof warranties). Any equipment placed on the roof shall be elevated and supported so as not to inhibit drainage or any repair work on the roof. Lessee hereby indemnifies Lessor from and against all claims, liability, cost, and expenses incurred by Lessor in connection with the Lessee Improvements work (subject to Lessor’s obligation to pay the Improvement Allowance as provided below). The parties understand and agree that Lessor has no obligation to install or provide telephone equipment and wiring and office equipment wiring, any cubicles, or any other improvements or alterations in connection with the Lessee Improvements, all of which shall be provided and installed, if at all, by Lessee. Lessee shall pay for any upgrades to the Premises and/or the Building and the parking areas serving the Building required by applicable governmental code, regulation, or other law necessitated as a consequence of installing or constructing the Lessee Improvements, including without limitation, improvements and alterations required to comply with the Americans With Disabilities Act, earthquake codes, and “green” energy or environmental codes and statutes. Such obligation in the preceding sentence shall not require Lessee to make or pay for changes to the Building and such parking area to the extent Lessor’s failure to make the same prior to Lessee’s application to install or construct the Lessee Improvements constitutes a violation of such applicable governmental code, regulation, or other law. The intent of the parties with respect to the preceding two sentences is to ensure that if governmental requirements mandate changes to the Building and such parking area, and the need to make such changes has not yet been triggered prior to Lessee’s application to construct the Lessee Improvements but is triggered by Lessee’s applying for, installing, or constructing the Lessee Improvements, then Lessee and not Lessor will pay for same. Upon completion of the Lessee Improvements, Lessee shall deliver to Lessor, at Lessee’s cost, “as-built” plans and specifications therefor.

(d)
Lessee shall secure, pay for, and maintain, or cause its general contractor performing the Lessee Improvements work and all subcontractors to secure, pay for, and maintain, during the continuance of all Lessee Improvements work, all of the insurance policies required in the amounts set forth below, together with such insurance as may from time to time be required by applicable law and any permits and approvals obtained from lawful governmental authorities. Lessee shall not permit any Lessee Improvements work to commence until all required insurance to be maintained by Lessee or, if maintained by Lessee’s general contractor, the general contractor, has been obtained and certificates of such insurance have been delivered to Lessor. All such insurance policies shall name Lessor as an additional insured. Certificates of insurance shall provide that there shall be no change or cancellation of such insurance until after notice thereof has been delivered to Lessor and passage of thirty (30) days after delivery of such notice. Lessor shall have the right to require Lessee, and Lessee shall have the duty, to stop work in the Premises immediately if any of the coverages required herein lapses during the course of the work, in which event Lessee shall not resume any such work until the required insurance is obtained and satisfactory evidence thereof is delivered to Lessor. The insurance, minimum amounts of coverage and minimum limits of liability required at a minimum are:

i)       Worker’s Compensation with limits no less than the minimum statutory amounts as required by California law and any insurance required by any employee benefit act or similar statute applicable in California, as will protect the contractor and subcontractors from any and all liability under such laws.

ii)       Commercial general liability insurance coverage (including contractor’s protective liability) in the minimum amounts of $1,000,000 per occurrence, $2,000,000 aggregate, including property damage, personal and bodily injury liability.

iii)       Comprehensive automotive liability insurance, for the ownership, maintenance, or operation of any automotive equipment, whether owned, leased, or otherwise held, including employer’s nonownership and hired car liability endorsements, in an amount not less than $2,000,000 per occurrence and $2,000,000 aggregate, combined single limit bodily injury and property damage liability.

All such insurance shall insure such general contractor and all subcontractors against any and all claims for personal injury, death, and damage to the property of others arising from its operations under its construction contract in connection with construction of the Lessee Improvements, whether such operations are performed by the general contractor, any subcontractors, or subsubcontractors, or by anyone directly or indirectly employed by any of them. The insurance required in this Paragraph 4(d) shall be in addition to any and all insurance required to be procured and maintained by Lessee under any other provisions of the Lease.

(e)
Lessee shall pay all costs relating to the Lessee Improvements except as otherwise provided in this paragraph. As provided below, Lessor shall pay to Lessee all Reimbursable Costs (as defined below) in an amount not to exceed the Improvement Allowance. “Reimbursable Costs” shall mean only the following costs and no other costs whatsoever: (i) the cost of labor by the general contractor(s) approved by Lessor constructing the Lessee Improvements and the subcontractors thereof; (ii) the cost of materials incorporated in the Lessee Improvements; (iii) the cost of demolition of existing improvements specified in the Approved Plans, (iv) fees for building permits, occupancy permits, use permits and other governmental permits, inspections and approvals required to construct and occupy the Lessee Improvements; (v) architect and engineering fees incurred to design and monitor construction of the Lessee Improvements from schematic to project completion; (vi) any charges by Lessor for monitoring or supervising construction of the Lessee Improvements, and (vii) costs of removing debris, construction materials, rubbish, rubble, and unused materials from the Premises resulting from the installation and construction of the Lessee Improvements. Reimbursable Costs specifically shall not include (i) any administrative or overhead costs of Lessee in any way relating to the Lessee Improvements, (ii) the cost of consultants (such as Scherer & Associates, Inc.), and (iii) the costs of any furniture or other movable personal property. No more often than once per calendar month starting July 1, 2012, Lessee may deliver to Lessor (i) a certificate in form reasonably satisfactory to Lessor from Lessee’s project architect and general contractor specifying in reasonable detail the Lessee Improvement work that has been performed since the Effective Date, or in the event a prior certificate has been issued by such project architect and general contractor, as applicable, regarding Lessee Improvement work, then since the date of issuance of the most recently issued certificate, as well as specifying the amount of Reimbursable Costs that have been incurred in connection with performance of such work (the “Progress Payment Amount”), and certifying that the Lessee Improvement work so specified has in fact been performed in strict accordance with the Approved Plan relating to such Lessee Improvement work, and (ii) copies of all invoices for such work and unconditional lien releases from each contractor performing work or supplying materials covered by such invoices. With respect to each Progress Payment Amount after Lessor pays the first Progress Payment Amount, Lessor shall have no obligation to pay such Progress Payment Amount unless Lessee delivers to Lessor, in addition to the items specified in the prior sentence, reasonable evidence that all sums paid by Lessor in the immediately prior Progress Payment Amount were in fact paid by Lessee to the entities set forth in the invoices submitted to Lessor pursuant to the prior sentence respecting such immediately prior Progress Payment Amount. Within twenty (20) days after receipt thereof, Lessor shall pay to Lessee, in immediately available funds, the Progress Payment Amount, less a 10% retention (“Lessor Retention”) subject to the following. In no event shall Lessor be required to pay any Reimbursable Costs relating to Lessee Improvements in excess of the Improvement Allowance; and prior to Completion of Construction (as defined below) of all Lessee Improvements relating to any particular Approved Plan, Lessor shall not be required to pay any amount in excess of the Improvement Allowance minus the Lessor Retention then maintained by Lessor. The “Improvement Allowance” shall mean the lesser of: (i) Five Hundred Thousand Dollars ($500,000), or (ii) the aggregate amount of Reimbursable Costs. For purposes of this paragraph, the amount of invoiced amounts submitted by Lessee to Lessor in connection with any request for payment by Lessor of any Progress Payment Amount shall not include the amount of any retention therefrom pending completion of the Lessee Improvements unless and until such retention is paid by Lessee. “Completion of Construction” of Lessee Improvements work specified in any particular Approved Plan shall be deemed to have occurred when (if ever) all Lessee Improvements specified in such Approved Plan has been constructed, and Lessee and its project architect and general contractor, have certified to Lessor in writing that such construction is complete in strict accordance with the Approved Plans with no defects or incomplete items of any sort. Lessor shall be entitled to inspect such work to ascertain whether the Lessee Improvements as set forth in such Approved Plan is complete which determination will not be unreasonably withheld, delayed or conditioned. Lessor shall pay to Lessee the Lessor Retention portion of the Improvement Allowance for any particular stage of Lessee Improvements with respect to which an Approved Plan exists within twenty (20) days after occurrence of all of the following: (i) Completion of Construction of all Lessee Improvements specified in such Approved Plan; and (ii) receipt by Lessor from Lessee of all invoices for Reimbursable Costs relating to such Lessee Improvements and copies of unconditional lien releases covering all such Reimbursable Costs. Notwithstanding anything to the contrary in this Paragraph 4(e), Lessor shall have no obligation to pay any portion of the Improvement Allowance that has not already been paid to Lessee with respect to any Reimbursable Costs the invoices for which are first submitted to Lessor after June 30, 2014. Notwithstanding anything to the contrary herein contained, Lessee shall be entitled to incur Reimbursable Costs after the Effective Date and prior to July 1, 2012 only if the Reimburseable Costs relate to Lessee Improvements which are installed and constructed in the Premises from and after July 1, 2012.

5.
No Brokers. Lessor and Lessee each represent and warrant to the other that it has not dealt with any broker in connection with the extension of the Lease term or any other aspect of this Agreement and that no real estate broker, salesperson or finder has the right to claim a real estate brokerage, salesperson’s commission or finder’s fee by reason of contact between the parties brought about by such broker, salesperson or finder. Each party shall hold and save the other harmless of and from any and all liability, loss, cost, damage, injury or expense arising out of or in any way related to claims for real estate broker’s, salesperson’s or finder’s commissions or fees based upon allegations made by the claimant that it is entitled to such a fee from the indemnified party.

6.
Lessee Estoppel. Lessee acknowledges to Lessor that as of the Effective Date, (i) Lessor is not in default under the Lease, and (ii) Lessor has taken any action or made any omission which with the passage of time or the giving of notice, or both, would be a default by Lessor under the Lease as amended by this Agreement.

7.	Ratification of Lease. Lessor and Lessee hereby ratify the Lease as modified by this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove set forth.

LESSOR:

VANNI BUSINESS PARK, LLC,
a Delaware limited liability company

By:	/s/ Christopher Vanni
Name: Christopher Vanni
Title: Manager

LESSEE:

PROGENITOR CELL THERAPY, LLC,
a Delaware limited liability company

By:	/s/ George S. Goldberger
Name: George S. Goldberger
Title: VP Business Development